EXHIBIT 10.1

Equity Transfer Agreement for the Purchase and Transfer

of Certain Equity Interest in Zhenjiang Jonway Automobile Co,Ltd

Jonway Group Co., Ltd.

and

ZAP

EQUITY TRANSFER AGREEMENT FOR THE PURCHASE AND TRANSFER OF CERTAIN EQUITY INTEREST IN ZHEJIANG JONWAY AUTOMOBILE CO., LTD.

July 2, 2010

CONTENTS

Clause		Page
1	DEFINITION AND INTERPRETATION	1
2	EQUITY TRANSFER	5
3	PAYMENT	6
4	CONDITIONS PRECEDENT	7
5	CLOSING	9
6	RESTRICTIONS ON THE SELLER	9
7	WARRANTIES	10
8	RETAINED LIABILITIES AND INDEMNITY	10
9	RIGHTS TO TERMINATE	11
10	FORCE MAJEURE	12
11	EFFECTIVENESS AND VARIATION	13
12	COSTS	13
13	SEVERABILITY	14
14	COUNTERPARTS	14
15	LANGUAGE	14
16	WAIVERS/EACH PARTY’S RIGHTS AND REMEDIES	14
17	NOTICES	15
18	GOVERNING LAW AND DISPUTE RESOLUTION	16

Schedules

Schedule 1	Details of the Company

Schedule 2	Equity Structure of the Company

Schedule 4	Closing Conditions Precedent

Schedule 5	Documents to Be Delivered by Seller at Closing

Schedule 7	Warranties

Schedule 8	Properties

Schedule 9	Form Letter of Consent and Undertaking by Other Shareholders

Exhibits

Exhibit 7-4.1	Existing Financial Indebtedness

Exhibit 7-D	Existing Encumbrance on Properties

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (this Agreement) is made on July 2, 2010 in Shanghai, PRC

By and Between

Jonway Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, and with its registered office at Lu Nan Hou Yuan, Lu Qiao District, Taizhou, Zhejiang Province, PRC (Seller); and

ZAP, a corporation duly incorporated and validly existing under the laws of the State of Clifornia, USA, with its principal office at 501 Fourth Street, Santa Rosa, CA 95401 USA (Purchaser).

Whereas

(A)
Zhejiang Jonway Automobile Co., Ltd. (the Company), a limited liability company of PRC, is engaged in the business of, among other things, manufacturing and sales of automobile spare parts and UFO brand automobile sales (the Business);

(B)
The Seller owns ninety percent (90%) equity interest of the Company, and the Seller wishes to transfer fifty one percent (51%) equity interest in the Company (the Target Equity) and the Purchaser wishes to purchase the Target Equity pursuant to the terms and conditions set out in this Agreement; and

(C)
Upon completion of the Equity Transfer as contemplated in this Agreement, the Company will be converted into a Chinese foreign limited liability joint venture company in which the Purchaser owns fifty one percent (51%) equity interest.

It is Agreed as follows:

1	Definition and Interpretation

1.1	In this Agreement, unless this Agreement or the Schedules hereto otherwise stipulate, the following expressions shall have the following meanings:

Affiliate means, in respect of a Party, any person, company, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with a Party, control for the purpose of this definition being taken to mean direct or indirect ownership of at least 50% of the voting rights of said entity.

Agreement means this Agreement for purchase and transfer of certain equity interest in the Company.

Approval Authority means the Ministry of Commerce, other relevant government authorities of the PRC (if required) and their local branches in Zhejiang Province and/or the city of Taizhou (as the case may be).

Articles of Association mean the articles of association of the Company effective at the time referred in or inferred from the context where appropriate.

Assets are defined in clause 6.1(a) of Schedule 7.

Business is defined in Whereas clause (A).

Business Day means a day (excluding Saturdays and Sundays) on which banks generally are open in the PRC and California for the transaction of normal banking business.

Business License means the business license of the Company effective at the time referred in or inferred from the context where appropriate.

CIETAC is defined in clause18.3.

Claim means any claim made by the Purchaser for breach by the Seller of any Warranty, undertaking, agreement, covenant or obligation of the Seller to be observed or performed under this Agreement or any claim made by the Purchaser in relation to the Retained Liabilities or the Seller’s failure after Closing to fulfill any post-Closing undertaking in accordance with clause 4.3.

Closing means completion of the Equity Transfer in accordance with clause 5.

Closing Conditions Precedent means the conditions specified in Schedule 4.

Closing Date means the date on which Closing occurs.

Company is defined in Whereas clause (A).

Compensation Reduction is defined in clause 3.2.

Competing Business means a business which directly or indirectly competes in any way with the business of the Company or the group of companies to which the Purchaser belongs in the Non-Compete Territory.

Confidential Information means information supplied by any Party orally, in writing or in any other form to the other Party whether before or after the date of this Agreement in connection with the Equity Transfer as well as all documents and other information which contain or reflect or are generated from the information supplied by one Party to the other Party.

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever.

Dispute is defined in clause 18.2.

Encumbrance means any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, or other third party claims or rights (including rights of pre-emption) of any nature whatsoever, as provided for, recognized and/or enforceable under the laws of any relevant jurisdiction.

Environmental Laws means any and all applicable local, provincial and national laws, statutes, treaties, directives, decisions, judgments, awards, regulations, decrees, rules, codes of practice, guidance, orders, directions, consents, authorizations, permits and similar requirements, approvals and standards of the PRC concerning environmental, health or safety matters as of the date hereof.

Equity Transfer is defined in clause 2.1.1.

Evaluator means Shanghai Yin Xin Hui Ye Appraisal Co., Ltd.

Event of Force Majeure is defined in clause 10.

Financial Indebtedness means the financial indebtedness of the Company, including trade debts, long term and short term bank loans, any loan provided by the Seller, any Other Shareholder or any Affiliates of the Seller or Other Shareholders, notes payable, letters of credit, bank guarantees, overdue taxes and any other credit facilities (including short term credit facilities extended by banks in the ordinary and usual course of business and any and all remaining lease payments to be made) together with any Encumbrance associated with such credit facilities.

Hazardous Substances means (i) any pollutant, contaminant, industrial waste, business waste, designated waste or hazardous chemical, (ii) substances which are toxic, ignitable, reactive, or corrosive, or (iii) any substances which are regulated by any Environmental Law.

Intellectual Property Rights means patents, trade marks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software and databases), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the PRC.

Last Evaluation means the evaluation report with respect to the Company prepared by the Evaluator showing the amount of net assets of the Company as of the Last Evaluation Date.

Last Evaluation Date means March 31, 2010.

Liability Retention Period is defined in clause 8.1.

Non-Compete Territory means anywhere in the PRC.

Other Shareholders refer to the shareholders of the Company as of the date of this Agreement other than the Seller, including Mr. WANG Gang and Ms. WANG Xiaoying, whose equity interest in the Company is summarized in Schedule 2; each an Other Shareholder.

Parties refer to the Seller and the Purchaser collectively, and each of them a Party individually.

PRC means the People’s Republic of China, which for the purposes of this Agreement excludes the Chinese territories Hong Kong, Macao and Taiwan.

Properties mean certain real estate property owned, leased or otherwise used by the Company, and listed in Schedule 8.

Purchaser means ZAP.

Renminbi and RMB means the legal currency of the PRC.

Retained Liability is defined in clause 8.1.

SAIC means the Zhejiang Administration of Industry and Commerce, and/or its local counterpart in the city of Taizhou.

Seller means Jonway Group Co., Ltd.

Target Equity is defined in Whereas clause (B).

Tax or Taxation means all forms of taxation and statutory, governmental, central, provincial, local governmental or municipal impositions, duties, contributions and levies by whatever name called whether in the PRC, or elsewhere, any interest on any such amounts and any penalties, fines or charges imposed in relation to such amounts.

Three Merged Companies mean the three companies merged into the Company by way of absorption prior to the date of this Agreement, namely Zhejiang Jonway Motorcycle Manufacturing Co., Ltd., Sanmen Li Te Screw Machinary Co., Ltd., and Sanmen Shen Ke Automobile Industry Co., Ltd.

Total Price means the amount payable by the Purchaser to the Seller hereunder for the Equity Transfer, the sum of which shall be the amount defined in clause 2.1.2.

US means the United States of America.

USD means the legal currency of the US.

Warranties means the representations and warranties set out in Schedule 7 and

Warranty means each or any of the representations and warranties set out in Schedule 7.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)	references to one gender include all genders;

(d)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

(e)
any statement qualified by the expression to the best knowledge of the Seller or so far as the Seller is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry; and

(f)
any reference to a document in the agreed form is to the form of the relevant document agreed between the Parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties).

1.3	Interpretation

(a)	Words and expressions used in this Agreement shall have the meanings set out in clause 1.1, unless the context requires otherwise.

(b)	The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

(c)
The expressions the Seller, the Company and the Purchaser and references to any other person in this Agreement shall, where the context permits, include their respective successors, transferees and permitted assigns and any persons deriving title under them.

2	Equity Transfer

2.1	Equity Transfer

2.1.1
Subject to the terms and conditions hereunder, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Target Equity, which represents fifty one percent (51%) of the total equity interest in the Company, having effect as of the Closing (the Equity Transfer).  The

Target Equity shall be transferred to the Purchaser free from any Encumbrance, together with all rights attaching to them.

2.1.2
Subject to the terms and conditions set forth in this Agreement (including, without limitation, the payment terms set forth in clause 3 below), as the consideration for the Equity Transfer, the total price for the Equity Transfer shall be USD29,030,000 (the Total Price).

2.2	Equity Ratio as of Closing

As the result of the Equity Transfer, the Purchaser will own fifty one percent (51%) of the equity interest in the Company, having effect as of the Closing, and the equity ratio of the Seller shall be adjusted accordingly.  As a result of the Equity Transfer, the equity ratio of the Parties and Other Shareholders of the Company as of Closing shall be as those provided in Part B of Schedule 2.

3	Payment

3.1	Payment Schedule

The Total Price shall be paid in three installments as follows:

(a)
Installment One: the Purchaser shall instruct its bank to make a payment of USD10,000,000) of the Total Price, to the designated bank account of the Seller within ten (10) Business Days after the date on which the Approval Authority issues a certificate of approval to the Company reflecting the Equity Transfer;

(b)
Installment Two: within ninety (90) days after the date on which the SAIC issues a new Business License to the Company reflecting the Equity Transfer, provided that all Closing Conditions Precedent have been fulfilled or waived, the Purchaser shall instruct its bank to make a payment of remaining amount of the Total Price, i.e., USD19,030,000 to the designated bank account of the Seller.

3.2	Compensation Reduction

Notwithstanding the provisions under clause 3.1 above, if any payment is due by the Seller to the Purchaser under or in respect of any Claim by the Purchaser (including, without limitation, any payment pursuant to any indemnity contained in this Agreement), the payment shall so far as possible be treated as a reduction in the Total Price and be deducted from the payment of any installment of the Total Price as applicable (Compensation Reduction).  The foregoing notwithstanding, nothing in this section shall prevent the Purchaser from seeking any other remedies available to it under this Agreement or applicable law to satisfy any Claim.

3.3	Other Payment Terms

3.3.1
The Purchaser shall pay bank and other charges incurred in connection with making any payment under this Agreement to the Seller.  The Seller shall pay their own bank and other charges incurred in connection with receiving any payment from the Purchaser.

3.3.2
Subject to other provisions in this clause 3, all payments of the Total Price to the designated bank account of the Seller shall constitute good receipt by the Seller of all sums due from the Purchaser and a complete discharge of the Purchaser’ payment obligations to the Seller for the Equity Transfer under this Agreement.

3.3.3
If the Purchaser fails to instruct its bank to make any of the payments in accordance with this clause 3, it shall pay for each calendar day delayed a penalty calculated at zero point zero two percent (0.02%) of the outstanding amount and, where applicable, such penalty shall be paid to the Seller together with the relevant principal amount (which, for the avoidance of doubt, shall not be calculated on a compounded interest basis).

4	Conditions Precedent

4.1	The Closing is conditional upon the Closing Conditions Precedent set out in Schedule 4 respectively being fulfilled.

4.2
The Seller and the Purchaser shall use their reasonable endeavors to co-operate to enable the Closing Conditions Precedent to be fulfilled as soon as practicable.  If the Closing Conditions Precedent have not been fulfilled within nine (9) months after the date of this Agreement as confirmed in writing by the Purchaser, this Agreement may be terminated by the Purchaser with immediate effect by giving a written notice to the Seller.

4.3
Notwithstanding Clause 4.2 above, the Purchaser shall have the right, in its sole and absolute discretion, to waive the Closing Conditions Precedent either in whole or in part or to require any of such Closing Conditions Precedent be fulfilled by the Seller after the Closing.  Where the Purchaser has required that any Closing Condition Precedent be fulfilled after the Closing, such Closing Condition Precedent shall automatically become a post-Closing undertaking and the Seller shall fulfil such post-Closing undertaking as soon as practically possible after the Closing but in no event later than sixty (60) Business Days after the Closing.

4.4	Pending Closing, the Seller shall ensure that:

(a)
except to the extent that the Purchaser shall otherwise consent in writing, the Company shall conduct its business in the usual, regular and ordinary course (including the collection of its accounts receivable) in substantially the same manner as heretofore conducted, to pay the debts and taxes of the Company when due (subject to Purchaser’s review and consent to the filing of any tax return), to pay or perform other obligations when due, manage its working capital (including the timing of payment of accounts payable, collection of accounts receivable and the management of its inventory) in the ordinary course of business (and thereby maintain its normal accounts payable, accounts receivable and inventory days outstanding metrics) and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, use commercially reasonable efforts to keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving the goodwill and ongoing businesses of the Company at the Closing Date, and the Company shall take all reasonable steps to preserve and protect its Assets;

(b)
the Purchaser’s representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of the Company (including, without limitation, all statutory books, minute books, leases, contracts, supplier lists and customer lists) together with the right to take copies;

(c)
the Company shall not do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(d)
prompt disclosure is made to the Purchaser of all relevant information which comes to the notice of the Seller in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(e)	no registered capital shall be allotted or issued, or agreed to be allotted or issued, or otherwise adjusted, by the Company;

(f)	no dividend or other distribution shall be announced or made by the Company; and

(g)	the Company shall not make or agree to make any capital expenditure exceeding RMB one million (RMB1,000,000) without prior written consent from the Purchaser.

4.5
The obligations under this Agreement of the Purchaser to make payments of the Total Price shall be conditional upon satisfaction of the Closing Conditions Precedent, unless otherwise stipulated in this Agreement or the Purchaser has waived relevant Closing Conditions Precedent.

5	Closing

5.1
The Equity Transfer shall be completed on such date (the Closing Date) as may be agreed between the Seller and the Purchaser following the fulfillment or waiver of all the Closing Conditions Precedent.

5.2
At the Closing, the Seller shall deliver (or cause to be delivered) to the new board of directors of the Company each of the documents listed in Schedule 5, failing which the Purchaser shall be under no obligation to confirm that all of the Closing Conditions Precedent have been fulfilled or waived in accordance with clause 5.1 above.

6	Restrictions on the Seller

6.1
Except with the Purchaser’s prior written consent, the Seller shall not, and the Seller shall procure to the extent that it is legally able that none of its Affiliates will (whether alone or jointly with another and whether directly or indirectly), carry on or be engaged or interested economically or otherwise in any manner whatsoever in any Competing Business, for a period starting from the Closing Date and ending on the third anniversary of the date on which he/she ceases to be a shareholder or employee of the Company (whichever occurs later).

6.2
Except with the Purchaser’s prior written consent, the Seller shall not, and shall procure that each of its Affiliates will not, for a period starting from the Closing Date and ending on the third anniversary of the date on which he/she ceases to be a shareholder or employee of the Company (whichever occurs later), directly or indirectly, solicit or endeavor to entice away from the Company any person, firm or company who or which is or has been a customer, supplier, agent, trader, distributor or client of or in the habit of dealing with the Company.

6.3
The Seller shall not, and the Seller shall procure that none of its Affiliates will, within a period starting from the Closing Date and ending on the third anniversary of the date on which he/she ceases to be a shareholder or employee of the Company (whichever occurs later), directly or indirectly, solicit or endeavor to entice away from the Company, offer employment to or employ, or offer or conclude any contract for services with, any person who is employed by the Company in skilled or managerial work.

6.4
Except so far as may be required by law and in the circumstances only after prior consultation with the Purchaser, the Seller shall not, and the Seller shall jointly and severally procure that none of its Affiliates will, at any time disclose to any person or use to the detriment of the Company any trade secret or other Confidential Information which it holds in relation to the Business or the Company or its affairs.

6.5	The Seller acknowledges and agrees that each of clauses 6.1, 6.2, 6.3 and 6.4 above constitutes an entirely separate and independent restriction and that the extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Purchaser, but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

7	Warranties

7.1	The Seller represents and warrants to the Purchaser the Warranties as set out in Schedule 7, and acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

7.2
Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.3	The Warranties shall be deemed to be repeated immediately before the Closing with reference to the facts and circumstances then existing.

7.4
The Seller undertakes to notify the Purchaser in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Warranty to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Company.

7.5
The Seller hereby agrees and undertakes to indemnify and hold harmless the Purchaser from and against any and all claims, liabilities, obligations, damages, deficiencies, judgments, actions, suits, proceedings, arbitrations, assessments, losses, costs and expenses incurred by the Purchaser resulting or arising from or relating to any breach of any Warranty, representation, agreement or covenant by the Seller as contained in this Agreement arising or caused prior to or on the Closing Date.

8	Retained Liabilities and Indemnity

8.1
The Seller shall retain all civil, criminal and other liabilities and obligations relating to the Company, and the business and operation of the Company prior to the Closing Date, including, without limitation, any environmental, health or safety liabilities, accounts payable, trade liabilities, taxes, customs duties, contract breaches, warranty and employee claims (claims relating to compensation for service years for the employees who will not be terminated excluded), subject to the representations and warranties to be given by the Seller relating to the correctness of Company’s balance sheet which remain unaffected, arising from actions, events or conditions that occurred on or prior to the Closing

Date (the Retained Liabilities), for a period of three (3) years starting from the Closing Date (the Liabilities Retention Period), save to the extent the Compensation Reduction deducted from the Total Price as under clause 3.2 above.  However, the Liabilities Retention Period for environmental and tax liabilities shall be five (5) years starting from the Closing Date.

8.2	For the avoidance of doubt, without limiting the generality of clause 8.1 above, the Seller shall continue to assume all liabilities arising from or relating to:

(a)
Taxes of any kind payable by the Company, including, without limitation, value-added taxes or related penalties or interest, payable with respect to any transactions undertaken, sales made or income earned prior to the Closing;

(b)
Financial Indebtedness of the Company for money borrowed, including, without limitation, any obligation of repayment or reimbursement or any guarantee of indebtedness for money borrowed, including any debt owed to any of the previous or current shareholders of the Company or any Affiliate of the Company or any third party and any factored receivables, except for those expressly disclosed in Exhibit 7-4.1 hereof;

(c)
Any amounts owed or claimed to be owed to any employee of the Company arising from any period ending at or prior to the Closing or arising from any termination of employment prior to the Closing, including pensions, health care benefits, severance pay and similar benefits;

(d)	Amounts owed or claimed to be owed to any employee of the Company arising from the Equity Transfer; and

(e)	Any and all liabilities and obligations of the Three Merged Companies assumed by the Company.

8.3
During the Liabilities Retention Period, the Seller shall indemnify the Purchaser for the Retained Liabilities and any damages, losses and/or costs suffered/incurred by the Purchaser, if any, in relation thereto, including, without limitation, any and all costs and expenses (including, without limitation, reasonable legal fees) that arise out of any litigation, arbitration or administrative action (whether currently in progress, pending, threatened or may occur in the future) relating to the Retained Liabilities.

9	Rights to Terminate

9.1
In addition to the Purchaser’s rights to terminate this Agreement in accordance with clause 4.2 above, the Purchaser may by written notice given to the Seller at any time prior to the Closing terminate this Agreement (other than clauses 1, 9.2, 10, 11, 12, 13, 14, 16, 17 and 18) if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Purchaser at any time prior to Closing which:

(f)	constitutes a material breach by the Seller of this Agreement;

(g)	would constitute a material breach of any Warranty if the Warranties were repeated on or at any time before Closing by reference to the facts and circumstances then existing; or

(h)	affects or is reasonably likely to affect in a materially adverse manner the business or financial position of the Company (except to the extent the Company is affected by the Equity Transfer).

9.2	If this Agreement is terminated in accordance with clause 4.2 or clause 9.1 above:

(a)
without prejudice to clauses 9.2(b) and 9.2(c) below, neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued prior to termination);

(b)
the Seller and the Purchaser shall, as the case may be, execute all the necessary documents to ensure that the equity ownership in respect of the Company as set out in Schedule 2 are restored as soon as practically possible, the costs, expenses and taxes arising out of which restoration and transfer-back shall be borne by the Seller; and

(c)
if any installment payment of the Total Price has been made by the Purchaser to the Seller, such payment shall be refunded in full within five (5) Business Days after the termination of this Agreement to the Purchaser by the Seller.

10	Force Majeure

10.1
If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such failure or delay (subject to the time period limitations set out in this clause 10), and such failure or delay shall not be deemed a breach of this Agreement.

10.2
An Event of Force Majeure means an event that any of the Parties could not have foreseen at the time of the conclusion of this Agreement, and could not have been able to avoid and overcome the occurrence and consequences thereof.  Events of Force Majeure shall include among other things, but without limitation, earthquake, typhoon, flood, or other acts of nature, fire, explosion, embargo, strikes, riots, war, or epidemic, or a significant decline in the financial or credit markets or a significant deterioration in economic conditions in the United States of America, the PRC or elsewhere.

10.3
Should any of the Parties be prevented from performing its obligations under this Agreement by an Event of Force Majeure, the prevented Party shall notify the other Party without delay pursuant to clause 17 below, and within ten (10) Business Days of the event provide detailed information about and notarized documents evidencing the event, explaining the reasons for its inability to perform, or for its delay in the performance of, all or part of this Agreement.  The Party claiming force majeure shall take appropriate means to minimize or remove the effects of force majeure and, within the shortest possible time, attempt to resume performance of the obligations delayed or prevented by the Event of Force Majeure.

10.4
Any suspension of performance of part of this Agreement and the related delay period due to an Event of Force Majeure shall be limited to that part of this Agreement and period for which the Party or Parties affected is or are prevented from performing its or their obligations hereunder.  However, should an Event of Force Majeure or the effects of an Event of Force Majeure result in a material delay of any or all of the Parties from performing part or all of its or their obligations hereunder, or if such Event of Force Majeure materially affects the viability of the Equity Transfer, then the Parties shall, through friendly consultations, decide whether to terminate this Agreement or to alter the manner in which the obligations of this Agreement should continue to be performed.

11	Effectiveness and Variation

11.1	This Agreement shall come into force when it is signed by the Parties and has been approved by the Approval Authority.

11.2
No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.  The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

11.3
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

12	Costs

12.1	Subject to clause 12.2 below, each of the Parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

12.2	Unless otherwise expressly provided for in this Agreement, the Seller shall bear all stamp or other documentary or transaction duties and any other transfer or capital gains taxes arising as a result or in consequence of this Agreement or of its implementation.

13	Severability

13.1
If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.  The Parties shall then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

14	Counterparts

14.1
This Agreement shall be executed in ten (10) or more originals.  Each Party shall keep one (1) original.  The remaining originals shall be submitted to the relevant approval and registration authorities as required.

15	Language

15.1	This Agreement shall be written in both English and Chinese. In case of any discrepancy, the Chinese version shall prevail.

16	Waivers/Each Party’s Rights and Remedies

16.1
No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

16.2
The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as the Party considers appropriate and are in addition to its rights and remedies under general law.

16.3
The rights and remedies of each Party under this Agreement shall not be affected, and the other Party’s liabilities under this Agreement shall not be released, discharged or impaired, by (i) Closing, (ii) any investigation made into the affairs of the Company or any knowledge held or gained of any such affairs by or on behalf of the Party, (iii) the expiry of any limitation period prescribed by law, or (iv) any event or matter whatsoever, other than a specific and duly authorized written waiver or release by the Party.

17	Notices

17.1
Any notice or other communication to be given by one Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it.  It shall be served by sending it by fax to the number set out in clause 17.2 below, or delivering it by hand, or sending it by courier service, to the address set out in clause 17.2 below and in each case marked for the attention of the relevant Party set out in clause 17.2 below (or as otherwise notified from time to time in accordance with the provisions of this clause 17).  Any notice so served by hand, fax or courier service shall be deemed to have been duly given:

(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	if sent by courier service, on the fourth (4th) Business Day from the date of posting provided that in each case where delivery by hand or by fax occurs after 5pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause 17 are to local time in the country of the addressee.

17.2	The addresses and fax numbers of the parties for the purpose of clause 17.1 above are as follows:

The Seller:

Jonway Group Co., Ltd.

Address: Fax: Attention:	Lu Nan Hou Yuan, Lu Qiao District, Taizhou, Zhejiang Province, the PRC +86 576 8255 5888 Wang Huaiyi

The Purchaser:

ZAP

Address: Fax: Attention:	501 Fourth Street, Santa Rosa, CA 95401 USA +1 707 525 8692 Steven Schneider

17.3
A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 17, provided that, such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

17.4
In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a document sent by courier service, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

18	Governing Law and Dispute Resolution

18.1	This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of the PRC.

18.2
Any dispute, controversy or claim (a Dispute) arising out of or in relation to this Agreement, including any question regarding its existence, validity or termination, shall be resolved through friendly consultations between the Parties.  If no resolution is reached within twenty-two (22) Business Days from the date of notification by the Purchaser to the Seller or by the Seller to the Purchaser that a Dispute has arisen, then such Dispute shall be referred to arbitration in accordance with clause 18.3 below.

18.3
If a Dispute is referred to arbitration pursuant to clause 18.2 above, the Parties agree that they shall seek to resolve the Dispute in accordance with this clause 18.3 before pursuing any other remedies available to them:

(a)	The Parties shall submit the Dispute to China International Economic and Trade Arbitration Commission, Shanghai Branch (CIETAC) to be arbitrated according to its rules and regulations.

(b)
The arbitral tribunal shall be three (3) arbitrators.  The Purchaser shall appoint one (1) arbitrator, and the Seller shall appoint one (1) arbitrator.  The two arbitrators shall be selected within thirty (30) days after giving or receiving of the request for arbitration.  The presiding arbitrator shall be appointed by the two Party-appointed arbitrators, provided that such presiding arbitrator shall not be a national or resident of the PRC or the US.  If either of the Purchaser (on one hand) or the Seller (on the other hand)

fail to appoint their respective Party-appointed arbitrator within thirty (30) days after the date of commencement of the arbitration, the chairman of CIETAC shall make the appointment.

(c)
The arbitration tribunal shall apply the arbitration rules of CIETAC in effect on the date of the signing of this Agreement.  However, if such rules are in conflict with the provisions of the previous paragraph of this clause, including the provisions for appointing arbitrators, the provisions of this clause shall prevail.

(d)
The arbitral award shall be final and binding on the parties to the arbitration proceedings.  Such parties shall execute and perform the award.  The Parties further hereby expressly agree to waive any right they may have under applicable law to any form of appeal against any arbitral award or of recourse to any court of law or other judicial authority wherever situated.

(e)	The losing Party shall bear the costs of the arbitration, unless the arbitral tribunal determines otherwise.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

(Signature Page)

IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties the day and year first before written.

Jonway Group Co., Ltd. (Seal)	ZAP
By: /s/ Alex Wang	By: /s/ Priscilla Lu
Name: Alex Wang	Name: Priscilla Lu
Title: Authorized Representative	Title: Authorized Representative

By: /s/ Steven Schneider
Name: Steven Schneider
Title: Authorized Representative

SCHEDULE 1
Details of The Company

1.Name:	Zhejiang Jonway Automobile Co., Ltd. 浙江永源汽车有限公司

2.Date of Incorporation:	April 28, 2004

3.Registered Address:	Port Industrial Park, Datang Village, Jiantiao Town, Sanmen County, Zhejiang Province, PRC

4.Class of Company:	A limited liability company

5.Legal Representative:	Mr. WANG Gang

6.Registered Capital:	RMB eighty million (RMB80,000,000)

7.Accounting Period:	January 1 – December 31

8.Tax Residence:	the PRC

9.Subsidiary:	None

SCHEDULE 2
Equity Structure of the Company

Part A-1: Equity Structure of the Company as of the Date Hereof

Shareholders	Shareholding Ratio	Amount of Registered Capital Represented
Seller	90% of the equity interest in the Company	RMB72,000,000
WANG Gang	8% of the equity interest in the Company	RMB6,4000,000
WANG Xiaoying	2% of the equity interest in the Company	RMB1,600,000

Part A-2: Target Equity to be Transferred by Seller under Equity Transfer

Shareholder	Shareholding Ratio	Amount of Registered Capital Represented
Seller	51% of the equity interest in the Company	RMB40,800,000

Part B: Equity Structure as of Closing (after Equity Transfer)

Shareholders	Shareholding Ratio	Amount of Registered Capital Represented
Purchaser	51% of the equity interest in the Company	RMB40,800,000
Seller	39% of the equity interest in the Company	RMB31,200,000
WANG Gang	8% of the equity interest in the Company	RMB6,400,000
WANG Xiaoying	2% of the equity interest in the Company	RMB1,600,000

SCHEDULE 4
Closing Conditions Precedent

Subject to the conditions that the documents to be provided by the Purchaser meet the requirements of the Approval Authority and SAIC, the following matters shall be concluded or obtained on or before Closing:

Pre-Closing Corporate Matters

1.
The Company has merged by way of absorption of the Three Merged Companies, and registered the same with SAIC, and has discharged all outstanding liabilities and obligations of the Three Merged Companies without adversely affecting the financial position of the Company.

2.	The Company has obtained all licenses and approvals required for carrying on the Business.

3.
Each Warranty of the Company contained in this Agreement (A) shall have been true and correct on and as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and (C) the Company shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

4.
There shall not have occurred any condition, circumstance, change, event, inaccuracy, violation or effect that is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, prospects, condition (financial or otherwise), capitalization or results of operations of the Company, taken as a whole.

5.	The Company shall not have any Financial Indebtedness other than accounts payable arising in the ordinary course of business consistent with past practices and those listed under Exhibit 7-4.1.

6.
The Company’s equity structure as provided under Part A-1 of Schedule 2 is registered with SAIC and all of the registered capital represented thereunder has been fully paid up and verified by a registered PRC accounting firm.

Equity Transfer

7.	The Other Shareholders have signed and delivered the written Letter of Consent and Undertaking in the form attached as Schedule 9 hereto.

8.	The General Shareholders’ Meeting and Board of Directors of the Company has each duly authorized the execution of this Agreement and approved the Equity Transfer hereunder.

9.	The General Shareholders’ Meeting and Board of Directors of the Seller has each duly authorized the execution of this Agreement and approved the Equity Transfer hereunder.

10.	The Approval Authority has:

(a)	approved this Agreement in its present form;

(b)	approved the Joint Venture Contract for and the Restated and Amended Articles of Association of the post-Closing Company; and

(c)
issued relevant approval documents and an Approval Certificate to the Company and/or the Purchaser which characterizes the post-transfer Company as a limited liability company with the Purchaser being its fifty one percent (51%) shareholder.

11.	SAIC has:

(a)	registered this Agreement in its present form;

(b)	registered the Joint Venture Contract for and the Restated and Amended Articles of Association of the post-Closing Company; and

(c)	issued a new Business License to the post-Closing Company containing the business scope substantially the same as that of the Business.

Properties

12.	The Company has completed the official acceptance and registration for all of the workshops, office buildings and other improvements constructed on the pieces of land listed under Schedule 8.

13.	The Company has obtained land use right certificates and real estate ownership certificate(s) for all Properties as listed under Schedule 8.

Insurance Coverage

14.	The Company has been properly covered by at the very least

(i)	property insurance covering the land, buildings and other facilities of the Company, carrying a coverage of no less than RMB196,800,000; and

(ii)	third party liability insurance carrying a coverage of no less than RMB6,100,000.

All of such insurance policies shall be valid for at least six (6) months after the Closing Date, and shall be fully paid for.

Environmental

15.	The Company has obtained the pollutant discharge permit and has its facility for prevention and control of pollution examined and accepted by relevant environmental protection authority.

Third Party Consent

16.
The Company has notified in writing and obtained written consent from any and all third parties under contracts or otherwise, in particular, the relevant parties of the Credit Cooperation Agreements it entered into with certain distributors and banks of this Equity Transfer as required thereunder.

SCHEDULE 5
Documents to be Delivered by Seller
at Closing

The Seller shall deliver (or cause to be delivered) to the new board of directors of the Company at the Closing:

1.
The executed original versions (or copies where the Purchaser have agreed that copies are acceptable) of all of the agreements, resolutions, certificates, licenses, approvals and documents referred to in Schedule 4 and all other documents relying on which the Purchaser has determined that the Closing Conditions Precedent set out in Schedule 4 have been fulfilled.

2.	All of the Company’s records, chops, registers, minute books, files, approvals, permits, licenses, certificates and other statutory books of the Company.

3.	Written confirmation as to the respective bank balances of the Company as at the close of business on the last Business Day prior to Closing.

4.
An acknowledgement in the agreed form from the Seller to the effect that, other than such loans and debts disclosed in Exhibit 7-4.1, there are no Financial Indebtedness owed by the Company at the Closing and there are no Encumbrance on the Target Equity or the Assets other than those disclosed in Exhibit 7-D.

 SCHEDULE 7
Warranties

PART A: GENERAL

1	Information

Information provided by the Seller

1.1
The information provided to the Purchaser during the preparation and negotiation of this Agreement (including the information listed in all of the Schedules) was provided by the Seller in good faith and, to the best knowledge of the Seller, is complete, true, accurate and not misleading.

1.2
Save for the facts and matters likely to affect to a similar extent generally all companies carrying on similar businesses in the PRC, there are no other facts or matters which might reasonably be expected to have a material adverse effect on the financial or trading position or prospects of the Company, or on the willingness of the Purchaser to acquire the Target Equity on the terms, including the Total Price, set out in this Agreement.

2	The Seller and The Company

2.1	Authorizations

(a)
The Seller and the Company have obtained, as appropriate, all corporate authorizations and all other applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required to empower each of them to enter into and to perform their respective obligations under this Agreement.

(b)	Except for written consents or approvals from:

(i)	the General Shareholders’ Meetings and/or the Boards of Directors of the Company,

(ii)	the General Shareholders’ Meetings and/or the Boards of Directors of the Seller, and

(iii)	the Approval Authority and SAIC,

no approval of the Equity Transfer is required from other individual, company, entity or governmental authority pursuant to the law or regulation of the PRC or pursuant to the terms of the agreement or arrangement to which the Seller or the Company is a party.

2.2	The Company and the Equity Interest

(a)
All of the equity interest in the Company is fully-paid and verified by a licensed PRC accounting firm and the Seller is the registered legal and beneficial owners of the percentage of equity interest set opposite its name in Schedule 2, free from all Encumbrances.

(b)	The information in respect of the Company set out in Schedule 1 is true and accurate.

3	Financial Matters

3.1	Evaluation

The Last Evaluation gives a true and fair view of the state of affairs of the Company as at the Last Evaluation Date, and is prepared in all material respects in accordance with evaluation standards and general financial principles stipulated by PRC law.

3.2	Position since the Last Evaluation Date

(a)
Since the Last Evaluation Date there has been no material adverse change in the financial or trading position or in the prospects of the Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b)	Since the Last Evaluation Date:

(i)	the Business has been carried on in the ordinary and usual course and the Company has not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(ii)	no dividend or other distribution has been declared, paid or made by the Company;

(iii)
there has been no new Financial Indebtedness or material change in the working capital requirements of the Company other than those disclosed in Exhibit 7-4.1 and those payables incurred during normal business operation that are consistent with past practices;

(iv)	all transactions between the Company and the Seller (and its Affiliates) have been on arm’s length terms;

(v)
no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company, which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

(vi)	except for the Equity Transfer, the Company has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any of the Business, or any part of the Company or the Assets;

(vii)
no debtor has been released by the Company on terms that it pays less than the book value of its debt and no debt owing to the Company has been deferred, subordinated or written off or has been proved to any extent irrecoverable;

(viii)	no change has been made in terms of employment, including pension fund commitments, by the Company (other than those required by law) which could increase the total staff costs of the Company;

(ix)	there has been no unusual increase or decrease in the level of the stock and/or work in progress of the Company;

(x)	there has been no material increase or decrease in the average collection or payment periods for the debtors and creditors respectively for the Company;

(xi)	the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

(xii)
no resolution of the Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings or relating to the approval of the Equity Transfer);

(xiii)	the Business has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses in the PRC;

(xiv)	the Company has not entered into a mortgage, guarantee or any other form of security document (other than those listed in Exhibit 7-D);

(xv)	no mortgage, charge or any other security interest has been created, granted or has arisen in respect of the Business or the Assets (other than those listed in Exhibit 7-D);

(xvi)	no third party has entered into a mortgage, guarantee or any other form of security document in favor of the Company; and

(xvii)	the Company has not made or agreed to make any capital expenditure exceeding RMB one million (RMB1,000,000) without express prior written consent from the Purchaser.

3.3	Working Capital

After repaying bank and other financial facilities (if any), the Company has sufficient working capital available to it as at Closing to enable it to continue to carry on its business in its present form and at its present level of turnover and for the purpose of performing in accordance with their terms all orders, projects and other obligations and discharging all liabilities which ought properly to be discharged.

3.4	Accounting and other Records

(a)	The statutory books, books of account and other records of the Company:

(i)
are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices stipulated under the relevant laws and regulations of the PRC on a proper and consistent basis;

(ii)	comprise complete and accurate records of all information required to be recorded therein; and

(iii)	are in the possession or under the control of the Company together with all documents of title and executed copies of all existing agreements to which the Company is a party.

(b)	All accounts, documents and returns required by law to be delivered or made by the Company to any governmental authority have been duly and correctly delivered or made.

4	Debt Position

4.1
The Company is clean and free from any Financial Indebtedness except for those disclosed in Exhibit 7-4.1 and those payables incurred during normal business operation that are consistent with past practices.

4.2
Any and all of the Company’s Financial Indebtedness to the Seller and/or its Affiliates which may have existed prior to the date of this Agreement has been fully discharged, waived or cancelled with no further liabilities or obligations to any person or government authority on the part of the Company except for those disclosed in Exhibit 7-4.1.

5	Regulatory Matters

5.1	Licenses

(a)
The Company has obtained all licenses, permissions, authorizations and consents required for carrying on the Business, in particular the PRC Automobile Spare Parts Manufacturing Qualification and PRC Brand Automobile Sales Qualification.

(b)
The licenses, permissions, authorizations and consents referred to in paragraph (a) are in full force and effect (except as specifically provided therein) or not non-renewable or subject to any unusual or onerous conditions and have been complied with in all respects.

(c)
There are no circumstances which indicate that any of the licenses, permissions, authorizations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Equity Transfer or any event prior to the Closing).

5.2	Compliance with Laws

(a)
The Company is not or has not been the subject of any investigation (which is likely to give rise to a sanction) or sanction by any authority in relation to conducting its business and corporate affairs in a manner contrary to its Business License and Articles of Association and all applicable laws and regulations of the PRC, and there are no facts, to the best of the Seller’s knowledge, likely to cause such investigation or sanction to be instituted.

(b)	To the best of the Seller’s knowledge, the Company is not in default of any order, decree or judgment of any court or any governmental authority.

6	Assets

6.1	Ownership

(a)	For the purpose of this Agreement, the Assets mean assets of the Company of the following natures:

(i)	cash, cash accounts and monetary instruments;

(ii)	Properties as listed in Schedule 8;

(iii)	machinery, equipment and other movable assets listed in the Last Evaluation; and

(iv)	all goodwill.

(b)
Each of the Assets (other than the Assets sold in the ordinary course of the business) is the absolute property of the Company and, other than those shown in Exhibit 7-D, those Assets are not the subject of any Encumbrance.

6.2	Possession

All of the Assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

6.3	Adequacy of Assets

(a)
The Assets, facilities and services to which the Company has a contractual right include all rights, properties, assets, facilities and services necessary or desirable to carry on the Business in the manner in which they have been or are currently carried on.

(b)	The Company does not depend in any material respect upon the use of assets owned by, or facilities or services provided by the Seller.

7	Intellectual Property Rights and Information Technology

7.1	Registered Rights

(a)	The Intellectual Property Rights that are owned by the Company are duly registered with the relevant government authorities by the Company to the extent required or allowed under PRC law.

(b)
No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, compulsory license, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

7.2	License

(a)	None of the Intellectual Property Rights has been or is licensed by the Company to any third party.

(b)
None of the Intellectual Property Rights has been or is licensed by any third party to the Company, except for the trademark of  “” which is owned by the Seller and for which the Seller herby irrevocably grants a free, unconditional and perpetual license to the Company for its use.

7.3	Confidential Information

(a)
Where information of a confidential nature has been developed or acquired by the Company for the purposes of the Business in the three (3) year period prior to the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of the Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality and limited use being imposed on the person to whom the information was disclosed.  The Seller is not aware of any breach of such confidentiality obligations by any third party that could have an adverse impact on the Business.

(b)	None of the operations of the Business involves any unauthorized use of confidential information disclosed in circumstances which might entitle a third party to make a claim against the Business or the Company.

(c)
Except for agreements entered into in the ordinary course of business, the Company is not subject to any obligation which restricts the free use or disclosure of confidential information used in the Business.

7.4	Records and Software

(a)
All the accounting records and systems (including, without limitation, computerized accounting systems) of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Company.

(b)
The Company is licensed to use all software necessary to enable them to continue to use their computerized records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and do not share any user rights in respect of such software with any other person.

7.5	No Infringement by the Company

(a)
Other than the fact that the Company uses some computer software copies that are not properly licensed, the Company did not and does not infringe, and is not likely to infringe, the Intellectual Property Rights of a third party.

(b)
No claim has been made by a third party which alleges that the Business infringed, infringes, or is likely to infringe, the Intellectual Property Rights of a third party or which otherwise disputes the right of the Company to use the Intellectual Property Rights owned or used by the Company.  The Seller is not aware of any circumstances likely to give rise to a claim, unless otherwise disclosed herein.

7.6	No Infringement by Third Parties

(a)	No third party has infringed, is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Company.

(b)
No claim has been made by the Company which alleges that a third party has infringed, is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Company or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by the third party.  The Seller is not aware of any circumstances likely to give rise to such a claim.

(c)	The Company has not acquiesced in the unauthorized use by a third party of the Intellectual Property Rights owned or used by the Company.

(d)	There have been no acts or omissions which would prejudice the rights of the Purchaser to enforce the Intellectual Property Rights owned or used by the

Company after the Equity Transfer. In particular, transactions relating to such Intellectual Property Rights have been registered promptly, and within applicable time limits.

7.7	Adequacy of Intellectual Property Rights

The Company owns, or has license to, all Intellectual Property Rights which are required to carry on the Business as they have been or are presently carried on.

7.8	Encumbrances

The Intellectual Property Rights owned or used by the Company are not subject to any Encumbrance.

7.9	Restrictions on Use

(a)	There are no agreements or arrangements which restrict the disclosure, use or assignment by the Company of the Intellectual Property Rights owned or used by the Company.

(b)
The Company is not under any obligation to pay a royalty, license fee or other consideration, or to obtain approval or consent, for use of the Intellectual Property Rights owned or used by the Company.

7.10	Loss of Intellectual Property Rights

The Intellectual Property Rights owned or used by the Company will not be lost, or rendered liable to termination, by virtue of the Equity Transfer or the performance of this Agreement.

8	Contractual Matters

8.1	Material Contract

The relevant contracts executed by and among the Seller, the Company and Zhejiang Feidie Automobile Manufacturing Co., Ltd. are valid, effective and enforceable in accordance with its terms and conditions, has not been terminated, suspended, breached, disputed or threatened to do so by any party to such contract and has not been challenged, declared void or nullified in any respect by any governmental authority.

8.2	Defaults

(a)	The Company is not in default under any agreement to which it is a party and there are no circumstances likely to give rise to any such default.

(b)	No party with whom the Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

9	Litigation and Investigations

9.1	Litigation

(a)
The Company is not a plaintiff, claimant, respondent or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings involving an amount exceeding RMB one million (RMB1,000,000) which are in progress or threatened or pending by or against or concerning the Company or any of the Assets, the Business or the Properties.

(b)	No governmental or official investigation or inquiry concerning the Company is in progress or pending.

(c)	The Seller is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b).

9.2	Defective Products

The Company has not manufactured, sold or supplied any product or service which is or was or, to the best knowledge of the Seller, will become in any material respect faulty, defective or dangerous or which does not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all applicable laws, regulations, standards and requirements in circumstances where the liability of the Company is not fully covered by product liability insurance and will or is likely to exceed any provision or reserve for product liability claims included in the latest audit report of the Company.

10	Directors and Employees

10.1	Employees

(a)
The Seller has provided the Purchaser with complete and accurate lists of all management staff and all other employees of the Company and with complete and accurate information on the remuneration payable and other principal benefits which the Company is bound to provide.

(b)
Except as agreed to in writing by the Purchaser, the Company has not entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on the Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

(c)	To the best knowledge of the Seller, no senior officers or employees of the

Company has any relationship of employment with any other entity or individual.

(d)	There are no restrictions on termination of employment of any of the employees of the Company other than the restrictions listed in the standard labor contract of the Company and those under PRC law.

(e)
The Company has made all required contributions to statutory social insurance funds (including pension, unemployment insurance, and medical funds) and housing funds pursuant to relevant PRC national and local regulations for all of their employees currently registered with the local labor administration authorities, and no liability on the part of the Company has arisen or is expected to arise in this regard.

(f)
The Company has no retirement, housing or welfare benefit scheme for its employees which subjects it to any responsibilities or liabilities in excess of what is required under relevant PRC national and local laws and regulations.

(g)	All of the benefits of the current retirement, housing and welfare schemes of the Company will remain with the relevant employees of the Company after the Closing Date.

(h)	The Company has signed employment contract in writing with each of its employees, and no liability on the part of the Company has arisen or is expected to arise in this regard.

10.2	Compliance

The Company has in relation to each of their employees (and so far as relevant to each of their former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between them and their employees (or former employees, as the case may be).  To the best of the Seller’s knowledge, the Company is not subject to any threatened or pending penalty in relation to any employee or former employee.

10.3	Disputes

(a)
All disputes between the Company and its current or former employees (or any trade union or other body representing all or any of such employees) have been settled or otherwise solved with no further liabilities of the Company and there are no present circumstances which are likely to give rise to any such dispute.

(b)	To the best knowledge of the Seller, there are no enquiries or investigations affecting the Company (and none pending or threatened) by the PRC labor administration authorities.

10.4	Incentive Schemes

The Company has not in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, commission or other incentive scheme for all or any of its directors or employees.

10.5	Payments on Termination

(a)
No outstanding liability has been incurred by the Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services.

(b)
No gratuitous payment has been made or benefit given (or promised to be made or given) by the Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of the Company.

11	Insolvency

11.1
No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any liquidation committee.  No petition has been presented for an administration order to be made in relation to the Company, and no liquidation committee has been appointed in respect of the whole or any part of any of the Properties, the Assets, and/or the Business.

11.2
No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between the Company and its creditors or any class of its creditors, has been proposed, sanctioned or approved.

11.3
Neither the Seller nor the Company has been a party to any transaction with any third party or parties which, if any such third party goes into liquidation or an administration order or a bankruptcy order is made in relation to it or him, is likely to constitute (in whole or in part) a part of a general assignment of debts.

12	Funds

The Company has made all required contributions to the statutory funds pursuant to relevant PRC national and local regulations.

PART B:	ENVIRONMENTAL, HEALTH AND SAFETY WARRANTIES

The Company has completed all environmental formalities with respect to the planning and construction of the buildings as listed in Schedule 8 Properties.  The Company’s facility for prevention and control of pollution as required for carrying on its Business has been examined and approved by relevant PRC environmental authorities.  The Company has obtained an officially issued and valid Pollutant Discharge Permit and has paid all pollutant discharge fee in full as required by law.

There are no present or past actions or activities, circumstances, conditions, events or incidents, including, without limitation, any use, storage, release, spill, or disposal of any Hazardous Substances, or exposure of any persons to any condition, that have or could form the basis of any assertion of any claim under Environmental Laws against the Company or the Seller.

The Company has taken care of, paid the legally required compensation to and settled with all employees and former employees who have suffered work related injury or health problems and there are no present circumstances which are likely to give rise to any such dispute.

PART C:	TAX WARRANTIES

Interpretation

1.	In this part, references to tax, taxation and tax liabilities shall include references to customs duties and, as appropriate, customs duty liabilities.

Tax Liabilities

2.
All tax liabilities, whether actual, deferred, contingent or disputed, of the Company (including each of its predecessors, if any, and the Three Merged Companies), in respect of any period(s) ending before or on the Last Evaluation Date and the period after the Last Evaluation Date, whether incurred as principal, agent or trustee, have been paid unless otherwise disclosed herein.

3.	Since the Last Evaluation Date:

(a)
The Company has not been involved in any transaction which has given or may give rise to a liability to taxation on the Company other than enterprise income tax, value added tax and business tax on normal trading income of the Company arising from transactions entered into in the ordinary course of business; and

(b)	The Company has not made a payment which will not be deductible for tax purposes, either in computing the profits of the Company or in computing the tax chargeable on the Company.

Compliance with Tax Laws

4.
The Company (including each of its predecessors, if any, and the Three Merged Companies) has duly filed all returns, given all notices and supplied all other information required to be supplied to any tax authority, and all such returns, notices and information were complete and accurate when filed, given or supplied and do not reveal any transactions which may lead to any dispute with a tax authority.

5.
The Company (including each of its predecessors, if any, and the Three Merged Companies) has kept and retained all records and documents appropriate or required by applicable tax laws and regulations in the PRC and any other jurisdiction in which they operate or for the purpose of evidencing compliance with such tax laws and regulations.

6.
The Company is not the subject of any investigation (which is likely to give rise to a sanction) or sanction by any tax authority (whether in the PRC or any other jurisdiction in which it operates) and there are no facts, to the best knowledge of the Seller, likely to cause such investigation or sanction to be instituted.

Payments Related to Taxation

7.
The Company (including each of its predecessors, if any, and the Three Merged Companies) has no outstanding liability to pay, and there are no circumstances by reason of which it is likely to become liable to pay, any penalty, fine, surcharge or interest in relation to taxation.

8.	All relevant fees, duty and penalties payable (if any) with respect to the capital of the Company has been paid.

PART D: PROPERTY WARRANTIES

1.	Interpretation

1.1	The information of the Properties as of the date of this Agreement is described in Schedule 8.

2.	General

2.1
The Properties comprise all the land and buildings controlled, occupied or used by the Company or in relation to which the Company has any right, interest or liability (including, without limitation, leasehold interests, granted land use rights and building ownership rights in respect of real property and buildings used, occupied, owned or leased by the Company in connection with the Business).

2.2	The information with respect to the Properties as of the date of this Agreement set out in Schedule 8 is true, complete and accurate.

3.	Possession and Ownership

3.1
After the Equity Transfer, the Company will continue to be in possession of the whole of each of the Properties and no other person is or will be actually or conditionally entitled to possession, occupation, use or control of any of the Properties, except for those disclosed in Exhibit 7-D.

3.2
After the Equity Transfer, the Company will continue to be the sole legal and beneficial owner of land use rights and/or building ownership rights connected to the Properties free from any Encumbrance, except for those disclosed in Exhibit 7-D.

3.3
Any Land Use Rights Grant/Transfer Contracts for the Properties, and Land Use Rights Certificates and Building Ownership Certificates owned by the Company, as the case may be, are all in the possession or under control of the Company.

3.4
No person or governmental authority has or claims any security interest, lien, option, or right of pre-emption in or over any of the Properties or any relevant documents, except for those disclosed in Exhibit 7-D.

3.5	No Property is affected by a subsisting contract for sale or other disposition of interest in it (with the exception of the documents for the purpose of the Equity Transfer).

4.	Contractual Rights

4.1	Each Property benefits from all legally enforceable contractual rights (if any) necessary or appropriate for the continued use, enjoyment and maintenance of such Property by the Company.

5.	Outgoings

5.1
The Properties are not subject to the payment of any outgoings nor is the Company actually or contingently liable to pay any sums in relation to any Property other than the usual rates and taxes, rental payments and land use rights grant fee payments or payments otherwise provided for under any law.

5.2	There is no outstanding liability for any rental payments, land grant fee payments, taxes or other outgoings in respect of any of the Properties.

6.	Disputes

6.1	There are no current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties, their ownership or use.

7.	Planning Matters

7.1	The Properties and all uses of, and developments on, the Properties comply with all Planning Regulations.

7.2	All Planning Regulations and all Permissions affecting any of the Properties have been complied with and there is no reason why the same should not continue to be complied with.

7.3	No Permission affecting any of the Properties contains (expressly or impliedly) any unusual or onerous conditions or obligations.

7.4
All Permissions relating to any Property not yet implemented in whole are capable of implementation by the Company without the need for any further applications, registrations, notifications, payments or Permissions.

7.5	In this paragraph 7, the following words and expressions have the following meanings:

Permission means any Planning Permits, Construction Permits, Quality Inspection Certificates, or any planning permission, approval or other equivalent consent, authorization or license given or deemed to be given pursuant to planning regulations and includes all conditions attached to it.

Planning Regulations means all regulations intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them, including the relevant Land Use Conditions under State-Owned Land Use Rights Grant/Transfer Contracts for each of the Properties in which the Company holds granted land use rights.

8.	State of Properties

8.1
The buildings and other structures on, under or over the Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used and there is no material defect (whether latent, inherent or otherwise) in the construction or condition of any of such buildings or other structures.

9.	Leasehold Properties

9.1	None of the Properties are leased to, or occupied by, any third parties, except for those disclosed in Exhibit 7-D.

10.	Lease Obligations

10.1	The Company is not, nor is alleged to be, in breach of any obligation created pursuant to any of the Properties controlled, occupied or used by the Company pursuant to a lease contract.

11.	Encumbrances

11.1	The Company has not created any Encumbrances on the Properties, except for those disclosed in Exhibit 7-D.

12.	Due Diligence

12.1
The Seller has provided true and complete copies of all leases, contracts, agreements, Land Use Rights Certificates, Building Ownership Certificates, Land Use Rights Grant/Transfer Contracts, Land Use Conditions, and documents and other information relevant to, as the case may be, the Company’s interest in or use of any of the Properties or their value.

SCHEDULE 8
Properties

8-1 Land

No.	Land Use Right Certificate No.	Type	Purpose	Land Area (square meters)	Expiration Date	Location
1	San Guo Yong (2008) No. 00352	Granted	Industrial	72,499	November 30, 2055	Datang Village, Jiantiao Town, Sanmen County
2	San Guo Yong (2010) No. 00898	Granted	Industrial	70,535	June 9, 2056	Shangpeng Plant, Datang Village, Jiantiao Town, Sanmen County
3	San Guo Yong (2010) No. 00738	Granted	Industrial	84,718	June 9, 2056	Port Industrial Park, Datang Village, Jiantiao Town, Sanmen County
4	San Guo Yong (2010) No. 00899	Granted	Industrial	18,431	July 9, 2056	Shangpeng Plant, Datang Village, Jiantiao Town, Sanmen County

8-2 Buildings

No.	Area（㎡）	Purpose	Address	Remarks
1	10,800	Welding Plant	Datang Industrial Park, Sanmen County	Building ownership certificate to be obtained
2	10,800	Punching Plant	Datang Industrial Park	Same as above
3	10,800	Painting Plant	Datang Industrial Park	Same as above
4	11,700	General Assembly Plant	Datang Industrial Park	Same as above
5	3,000	Dining Hall	Datang Industrial Park	Same as above
6	7,480	Four Dormitory Buildings	Datang Industrial Park	Same as above
7	2,592	Coating Plant	Datang Industrial Park	Same as above
8	10,857	Parts Warehouse	Datang Industrial Park	Same as above
9	5,547	Plant No. 6	Datang Industrial Park	Same as above
10	10,857	Plant No. 7	Datang Industrial Park	Same as above

SCHEDULE 9

Form of Letter of Consent and Undertaking by Other Shareholders

To: ZAP

I, ___________, the undersigned and a shareholder of Zhejiang Jonway Automobile Co., Ltd. (the “Company”) holding [____%] of the Company’s equity interest, hereby

(1)
consent to the Equity Transfer Agreement signed by and between Jonway Group Co., Ltd. as the Seller, and ZAP as the Purchaser on July 2, 2010 in Shanghai, China (the “Equity Transfer Agreement”), pursuant to which the Seller will sell and transfer to the Purchaser fifty one percent (51%) equity interest in the Company (the “Target Equity”), and

(2)	waive my right of first refusal and any other preemptive rights with respect to the Target Equity in accordance with any applicable law or the Articles of Association of the Company.

This letter shall become effective upon the date of execution, and remain valid throughout the term of the Equity Transfer Agreement regardless whether or not the Equity Transfer Agreement can be successfully approved and/or registered with relevant government authorities.

I agree that the interpretation and performance of this Letter shall be governed by the laws of the People’s Republic of China, and any related dispute shall be resolved in accordance with clause 18 of the Equity Transfer Agreement.

[WANG Gang / WANG Xiaoying]
Signature:
Date: ________, 2010

Exhibit 7-4.1

Existing Financial Indebtedness

(as of May 31, 2010)

Lender	Amount (RMB ,000)	Due Date	Remarks
Suppliers	172,416	In three months	Accounts Payable
Sales Agent / Service Provider	57,420	In three months	Prepaid sales revenue for whole cars and spare parts
Shareholder	32,766	Three months	Loan from Seller
Employee	681	One month	Salary

Exhibit 7-D
Existing Encumbrance on Properties

Contract Title / Arrangement	Pledgee	Collateral Properties	Expiration Date	Remarks
Pledge	Lu Qiao Sub-Branch, Agricultural Bank of China	Land: 70,535 square meters	April 7, 2013	Securing the loan of RMB23.27 million for the benefit of Seller or its subsidiaries
Pledge	Taizhou Branch, China Merchants Bank	Land: 84,718 square meters	March 11, 2011	Securing the loan of RMB21 million for the benefit of Seller or its subsidiaries
Pledge	Lu Qiao Sub-Branch, Agricultural Bank of China	Land: 18,431 square meters	April 7, 2013	Securing the loan of RMB6.08 million for the benefit of Seller or its subsidiaries
Pledge	Lu Qiao Sub-Branch, Shanghai Pudong Development Bank	Land: 72,499 square meters	December 31, 2011	Securing the loan of RMB15 million for the benefit of Seller or its subsidiaries